Exhibit 10.1
FOURTH AMENDMENT TO OFFICE LEASE
THIS FOURTH AMENDMENT TO OFFICE LEASE (this “Amendment”) is made as of the 6th day of June, 2011 (the “Effective Date”) by and between DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership (“Landlord”), and SCIQUEST, INC., a Delaware corporation (“Tenant”).
W I T N E S S E T H:
WHEREAS, Landlord and Tenant heretofore entered into that certain Office Lease dated May 17, 2005 for the lease of approximately 21,244 rentable square feet known as Suite 200 (the “Original Premises”); and
WHEREAS, the Lease was amended by that certain First Amendment to Office Lease dated February 21, 2008 (the “First Amendment”) which added approximately 3,229 rentable square feet (the “First Expansion Space”); and
WHEREAS, the Lease was further amended by that certain Second Amendment to Office Lease dated February 27, 2008 (the “Second Amendment”); and
WHEREAS, the Lease was further amended by that certain Third Amendment to Office Lease dated October 20, 2010 (the “Third Amendment”) which added approximately 12,963 rentable square feet (“Suite 190”) and provided for the further expansion of Tenant into approximately 7,224 rentable square feet (“Suite 250”) which would not commence until January 1, 2014 (the First Amendment, Second Amendment and Third Amendment collectively referred to as the “Lease”); and
WHEREAS, the Original Premises, the First Expansion Space and Suite 190 shall collectively total approximately 37,436 rentable square feet (collectively the “Existing Premises”) located in the building (the “Building”) located at 6501 Weston Parkway, Cary, North Carolina 27513, within that certain complex known as Weston Corporate Park (the “Park”), which space is more particularly described in the Lease; and
WHEREAS, Landlord and Tenant desire to further expand the Existing Premises by approximately 3,935 rentable square feet (“Suite 175A”).
NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration in hand paid by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
1. Incorporation of Recitals and Definitions. The above recitals are hereby incorporated into this Amendment as if fully set forth herein. All capitalized terms used herein but undefined shall have the meaning as defined in the Lease.
2. Amendment of Article 1. Lease of Premises.
(I.) Commencing as of the date (the “Suite 175A Expansion Date”) that Substantial Completion (as defined in Exhibit B hereto) of the Suite 175A Improvements (as defined below) occurs, the following paragraphs of Article 1, Section 1.01 of the Lease are hereby amended as follows:
“(a) Leased Premises. The Lease is hereby amended by substituting Amended Exhibit A, attached hereto and incorporated herein by reference, on which the Existing Premises are striped and Suite 175A is cross-hatched, in lieu of Exhibit A attached to the Lease. The Existing Premises and Suite 175A shall collectively hereinafter be referred to as the “Leased Premises” under the Lease.

(b) Rentable Area.
Existing Premises: approximately 37,436 rentable square feet
Suite 175A: approximately 3,935 rentable square feet
Leased Premises: approximately 41,371 rentable square feet
(c) Tenant’s Proportionate Share.
Existing Premises: 39.83%
Suite 175A: 4.19%
Leased Premises: 44.02%
(d) Minimum Annual Rent.
Suite 175A:

09/01/2011 – 12/31/2011	$0.00	(4 months)
01/01/2012 – 06/30/2012	$0.00	(6 months)
07/01/2012 – 01/31/2013	$44,117.92	(7 months)
02/01/2013 – 01/31/2014	$77,519.52
02/01/2014 – 01/31/2015	$79,447.68
02/01/2015 – 01/31/2016	$81,454.56
02/01/2016 – 01/31/2017	$83,461.32
In the event that the Suite 175A Expansion Date occurs prior to September 1, 2011, then Tenant shall be entitled to occupy Suite 175A, and Minimum Annual Rent shall abate for the period between the Suite 175A Expansion Date and September 1, 2011. In the event that the Suite 175A Expansion Date occurs later than September 1, 2011, for reasons other than Tenant Delay or Force Majeure, then the end date of the ten (10) months of abated Minimum Annual Rent and start date of the first Minimum Annual Rent payment shall be adjusted accordingly (no other dates shall be affected). In the event the Suite 175A Expansion Date occurs later than September 1, 2011 due to Force Majeure, all of the dates contained in the foregoing schedule shall be adjusted accordingly. The foregoing schedule shall be in addition to, and not in derogation of, the Minimum Annual Rent for the Existing Premises and the Third Expansion Space set forth in the Lease.
(e) Monthly Rental Installments.
Suite 175A:

09/01/2011 – 12/31/2011	$0.00
01/01/2012 – 06/30/2012	$0.00
07/01/2012 – 01/31/2013	$6,302.56
02/01/2013 – 01/31/2014	$6,459.96
02/01/2014 – 01/31/2015	$6,620.64
02/01/2015 – 01/31/2016	$6,787.88
02/01/2016 – 01/31/2017	$6,955.11

In the event that the Suite 175A Expansion Date occurs prior to September 1, 2011, then Tenant shall be entitled to occupy Suite 175A, and Minimum Annual Rent shall abate for the period between the Suite 175A Expansion Date and September 1, 2011. In the event that the Suite 175A Expansion Date occurs later than September 1, 2011, for reasons other than Tenant Delay or Force Majeure, then the end date of the ten (10) months of abated Minimum Annual Rent and start date of the first Minimum Annual Rent payment shall be adjusted accordingly (no other dates shall be affected). In the event the Suite 175A Expansion Date occurs later than September 1, 2011 due to Force Majeure, all of the dates contained in the foregoing schedule shall be adjusted accordingly. The foregoing schedule shall be in addition to, and not in derogation of, the Monthly Rental Installments for the Existing Premises and the Third Expansion Space set forth in the Lease.
(f) Base Year: 2011 for Suite 175A.
(g) Target Suite 175A Expansion Date: September 1, 2011.
(h) Lease Term. The Lease is hereby modified to reflect that the Lease Term for Suite 175A shall commence on the Suite 175A Expansion Date and shall continue for a period of five (5) years and five (5) months (the “Suite 175A Expansion Term”) which shall be coterminous with the Lease Term.”
(II.) Commencing on January 1, 2014 (the “Suite 250 Expansion Date” or the “Third Expansion Date”), the following paragraphs of Article 1, Section 1.01 of the Lease are hereby amended as follows:
(a) Leased Premises. The Lease is hereby amended by substituting Further Amended Exhibit A, attached hereto and incorporated herein by reference, on which the Existing Premises and Suite 175A are striped and Suite 250 (also known as the Third Expansion Space) is cross-hatched, in lieu of Amended Exhibit A attached to the Lease. The Existing Premises, Suite 175A and Suite 250 shall collectively hereinafter be referred to as the “Leased Premises” under the Lease.
(b) Rentable Area.
Existing Premises and Suite 175A: approximately 41,371 rentable square feet
Suite 250: approximately 7,224 rentable square feet
Leased Premises: approximately 48,595 rentable square feet
(c) Tenant’s Proportionate Share.
Existing Premises and Suite 175A: 44.02%
Suite 250: 7.69%
Leased Premises: 51.71%
Except as specifically modified by this Amendment, all terms and conditions of the Third Amendment shall remain in full force and effect, including without limitation provisions relating to the payment of all Minimum Annual Rent and Additional Rent for Suite 250 (also known as the “Third Expansion Space”).
3. Construction of Suite 175A Improvements. Landlord shall construct and install all leasehold improvements to Suite 175A (the “Suite 175A Improvements”) in accordance with Exhibit B attached hereto and made a part hereof. Landlord shall use reasonable speed and diligence to Substantially Complete the Suite 175A Improvements on or before the Target Suite 175A Expansion Date.

4. Allowance for Suite 175A. On or before the Suite 175A Expansion Date, Landlord shall pay to Tenant (or Tenant’s designee) the amount of Fifty-Five Thousand Ninety and 00/100 Dollars ($55,090.00) for use by Tenant in connection with the Suite 175A Improvements. Tenant acknowledges and agrees, however, that the construction and installation of the 175A Improvements shall be subject to and performed in accordance with the Lease. Notwithstanding the foregoing, Tenant shall not be required to pay Landlord’s affiliate a construction oversight fee for any alterations to the Existing Premises which Tenant uses the Allowance to pay for, provided, however, Tenant uses contractors approved by Landlord (whose approval shall not be unreasonably withheld, conditioned or delayed), Tenant provides Landlord with “as built” drawings for any modifications or written specifications, if as-builts are not applicable, Tenant provides Landlord with its contractor’s evidence of insurance prior to making such alterations and Tenant notifies Landlord prior to making such alterations. Notwithstanding anything herein to the contrary, Tenant shall be under no obligation to undertake the Suite 175A Improvements unless it elects, in its sole discretion, to do so, and Landlord will not be entitled to a refund of any of the Allowance. Furthermore, Tenant will not need to provide Landlord with an accounting of the use of the Allowance, provided it complies with the terms and conditions of the Least and this Amendment.
5. Representations and Warranties.
(a) Tenant represents and warrants to Landlord that (i) Tenant is duly organized, validly existing and in good standing in accordance with the laws of the state under which it was organized and if such state is not the state in which the Leased Premises is located, that it is authorized to do business in such state; (ii) all action necessary to authorize the execution of this Amendment has been taken by Tenant; and (iii) the individual executing and delivering this Amendment on behalf of Tenant has been authorized to do so, and such execution and delivery shall bind Tenant. Tenant, at Landlord’s request, shall provide Landlord with evidence of such authority.
(b) Landlord represents and warrants to Tenant that (i) Landlord is duly organized, validly existing and in good standing in accordance with the laws of the state under which it was organized and if such state is not the state in which the Leased Premises is located, that it is authorized to do business in such state; (ii) all action necessary to authorize the execution of this Amendment has been taken by Landlord; and (iii) the individual executing and delivering this Amendment on behalf of Landlord has been authorized to do so, and such execution and delivery shall bind Landlord. Landlord, at Tenant’s request, shall provide Tenant with evidence of such authority.
6. Brokers. Except for Synergy Commercial Advisors, whose commission shall be paid by Landlord, Landlord and Tenant each represents and warrants to the other that neither party has engaged or had any conversations or negotiations with any broker, finder or other third party concerning the matters set forth in this Amendment who would be entitled to any commission or fee based on the execution of this Amendment. Landlord and Tenant each hereby indemnifies the other against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination of the Lease for any reason.
7. Examination of Amendment. Submission of this instrument for examination or signature to Tenant does not constitute a reservation or option, and it is not effective until execution by and delivery to both Landlord and Tenant.
8. Incorporation. This Amendment shall be incorporated into and made a part of the Lease, and all provisions of the Lease not expressly modified or amended hereby shall remain in full force and effect. As amended hereby, the Lease is hereby ratified and confirmed by Landlord and Tenant. To the extent the terms hereof are inconsistent with the terms of the Lease, the terms hereof shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first set forth above.

LANDLORD:

DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership

	By:	Duke Realty Corporation, its General Partner

Dated: June 6, 2011

		By:	/s/ Jeffrey B. Sheehan

Jeffrey B. Sheehan
Senior Vice President Raleigh

TENANT:

SCIQUEST, INC., a Delaware corporation

Dated: June 3, 2011		By:	/s/ Jennifer Kaelin

			Name:	Jennifer Kaelin
			Title:	VP Finance